Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release

Press Contacts		Investor Contact

Julia O’Shaughnessy Echelon Corporation +1 (408) 938-5357 julia@echelon.com	Allyson Stinchfield Atomic Public Relations +1 (415) 402-0230 allyson@atomicpr.com	Annie Leschin StreetSmart Investor Relations +1 (415) 775-1788 annie@streetsmartir.com

Echelon Reports 2008 Fourth Quarter and Full Year Results

(SAN JOSE, CA –February 5, 2009) - Echelon Corporation (NASDAQ: ELON) today announced financial results for the fourth quarter ended December 31 and full year 2008.

Revenues for the quarter ended December 31, 2008 were $36.8 million compared to revenues of $46.9 million for the same period in 2007. Revenues were comprised of $11.7 million from LonWorks® infrastructure products, $20.6 million from our Networked Energy Services (NES) products, and $4.5 million from the Enel project. Revenues for the quarter ended December 31, 2007 were comprised of $13.1 million from LonWorks infrastructure products, $27.7 million from NES products, and $6.1 million from the Enel project.

For the year ended December 31, 2008, revenues were $134.0 million compared to revenues of $137.6 million for the same period one year ago. Revenues were made up of $54.0 million from LonWorks infrastructure products, $67.1 million from NES products and $12.9 million from the Enel project.

Gross margin for the fourth quarter of 2008 was 35.9%, compared with 40.9% for the same period in 2007. Gross margin for the year 2008 was 38.4%, compared to 36.5% for the same period in 2007. Total operating expenses for the quarter were $19.6 million compared to $19.2 million for the same period in 2007. Total operating expenses for the year 2008 were $78.5 million compared to $69.9 million for 2007.

The GAAP net loss for the fourth quarter was $6.3 million, or $0.15 cents per share compared to net income of $912,000, or $0.02 cents per share, for the same period in 2007. The non-GAAP net loss for the quarter, which excludes stock-based compensation expenses, was $2.5 million, or $0.06 cents per share, compared to non-GAAP net income of $4.0 million, or $0.09 cents per share, for the same period in 2007. All non-GAAP information in this release is reconciled in the “Reconciliation of Non-GAAP to GAAP Results” table below.

GAAP net loss for the year was $25.8 million, or $0.64 per share, compared to GAAP net loss of $15.7 million, or $0.39 per share for the same period in 2007. Non-GAAP net loss for the year was $11.4 million, or $0.28 per share, compared to non-GAAP net loss of $7.9 million, or $0.20 per share for the same period in 2007.

“Given the challenging economic environment at year-end, we were pleased with our performance in the fourth quarter,” said Ken Oshman, chairman and CEO of Echelon. “In the near-term, we expect the current economic slowdown to impact our LonWorks product line, mitigated by the continuing drive to reduce costs by conserving energy and by worldwide government initiatives around energy management. For our NES product line, the economic slowdown has also impacted the pace at which some utilities move forward with their smart grid projects. However, we continue to see healthy NES activity from a number of utilities in Western Europe and North America and based on our current order pipeline, we expect modest growth for the year. Long-term, we remain very optimistic and believe our product lines are well positioned for the future.” concluded Oshman.

Business Outlook

The following statements are based on management’s current expectations. These statements are forward-looking, and actual results may differ materially. Please see risk factors of forward looking statements at the end of this release for a description of certain important risk factors that could cause actual results to differ. Echelon management offers the following guidance for the first quarter of 2009. All non-GAAP estimates exclude the impact of any stock-based compensation charges. We expect:

•	Total revenue to be approximately $17.0 million to $19.0 million, with NES revenue accounting for approximately 31%, LonWorks revenue 64%, and Enel project revenue 5%

•	Non-GAAP gross margin to be in the range of 38.0% to 41.0%.

•	Non-GAAP operating expenses to be approximately $17.5 million to $18.0 million.

•	Stock-based compensation expenses to be approximately $3.5 million.

•	Our provision for income taxes is expected to be approximately $50,000.

•	Non-GAAP loss per share to be $0.25 to $0.30, based on a fully diluted weighted average shares outstanding of 40,500,000.

•	GAAP loss per share of between $0.34 and $0.38 for the quarter.

For those interested in further discussion regarding this release, Echelon’s management will participate in a conference call today at 11:00 a.m. Pacific/2:00 p.m. Eastern Time. To access the call, dial 800-299-7098 and enter passcode: 55595591 (callers outside the US please use 617-801-9715); however, due to a limited number of available phone lines, the company asks that only those persons without web access use this number. An archived replay of the webcast will be available approximately two hours following the end of the call.

Use of Non-GAAP Financial Information

Echelon continues to provide all information required in accordance with GAAP, but believes that an investor’s evaluation of our ongoing operating results may not be as useful if an investor is limited to reviewing only GAAP financial measures. Accordingly, we provide non-GAAP net income and non-GAAP net income per share data as additional information relating to Echelon’s operating results. Echelon presents these non-GAAP financial measures to provide investors with an additional tool for evaluating Echelon’s operating results in a manner that focuses on what Echelon believes to be its ongoing business operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP.

Echelon’s management uses certain non-GAAP financial information, namely operating results excluding the impact of stock-based compensation charges made in accordance with SFAS 123R, to evaluate its ongoing operations and for internal planning and forecasting purposes. Accordingly, we believe it is useful for Echelon’s investors to review, as applicable, information that both includes and excludes stock-based compensation (and the related tax impact) in order to assess the performance of Echelon’s business and for planning and forecasting in future periods. Whenever Echelon reports such non-GAAP financial measures, a complete reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure is provided. Investors are encouraged to review these reconciliations to ensure they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is leading the worldwide transformation of the electricity grid into a smart, communicating energy network, connecting utilities to their customers, and providing customers with energy aware homes and businesses that react to conditions on the grid.

Echelon’s NES System – the backbone for the smart grid – is used by utilities to replace existing stand-alone electricity meters with a network infrastructure that is open, inexpensive, reliable, and proven. The NES System helps utilities compete more effectively, reduce operating costs, provide expanded services and help energy users manage and reduce overall energy use. Echelon’s LonWorks® Infrastructure products extend the smart grid, powering tens of millions of energy aware, everyday devices made by thousands of companies – connecting them to each other and the grid. LonWorks based products work together to monitor and save energy; lower costs; improve productivity; and enhance service, quality, safety, and convenience in utility, municipal, building, industrial, transportation, and home area networks.

More information about Echelon can be found at http://www.echelon.com.

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Echelon, LonWorks and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

Risk Factors Regarding Forward Looking Statements

This press release may contain statements relating to future plans, events or performance, including statements regarding Echelon’s anticipated performance for the first quarter of 2009 and thereafter; the effect of global economic conditions on business in Echelon’s NES and LWI product lines; and the effect of market imperatives to manage and conserve energy. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to the continued development and growth of markets for Echelon’s products and services, particularly the risk that the Company may fail to receive expected orders for our NES products; the risk that global economic conditions will affect our customers’ ability to receive approval for or finance NES or LonWorks-based deployments; risks relating to the ability of Echelon’s products and services to perform as designed and meet customer expectations; the risk that a utility that awards a tender to Echelon or one of its resellers will not proceed with a deployment, will order fewer than the number of meters anticipated by Echelon or will cancel the project, or the risk that the project will not pass certain tests imposed by the utility; the risk that Echelon does not meet expected or required shipment, delivery or acceptance schedules for NES hardware or software products and that Echelon may incur penalties or additional expenses or delay revenue recognition as a result; risks that the application of U.S. generally accepted accounting principles could significantly affect the method of calculating and the timing of NES revenues; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The financial statements that follow should be read in conjunction with the notes set forth in Echelon’s Form 10-K when filed with the Securities and Exchange Commission.

ECHELON CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$37,669	$76,062
Short-term investments	49,647	31,128
Accounts receivable, net	23,480	33,469
Inventories	16,794	14,012
Deferred cost of goods sold	2,482	6,656
Other current assets	4,426	2,092

Total current assets	134,498	163,419
Property and equipment, net	40,574	30,776
Other long-term assets	10,445	10,512

	$185,517	$204,707

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,675	$12,945
Accrued liabilities	4,775	4,551
Current portion of lease financing obligations	1,439	2,900
Deferred revenues	8,520	16,312

Total current liabilities	25,409	36,708

Long-term liabilities	27,259	14,788
Total stockholders’ equity	132,849	153,211

	$185,517	$204,707

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenues:
Product	$36,065	$46,158	$131,073	$135,405
Service	730	741	2,974	2,172

Total revenues	36,795	46,899	134,047	137,577

Cost of revenues:
Cost of product (1)	22,986	27,066	79,984	85,035
Cost of service (1)	607	650	2,587	2,360

Total cost of revenues	23,593	27,716	82,571	87,395

Gross profit	13,202	19,183	51,476	50,182

Operating expenses:
Product development (1)	9,602	8,928	37,753	32,644
Sales and marketing (1)	5,815	5,902	23,635	21,181
General and administrative (1)	4,146	4,376	17,143	16,083

Total operating expenses	19,563	19,206	78,531	69,908

Loss from operations	(6,361)	(23)	(27,055)	(19,726)
Interest and other income, net	606	1,351	2,925	5,717
Interest expense on lease financing obligations	(430)	(287)	(1,404)	(1,211)

Income (loss) before provision for income taxes	(6,185)	1,041	(25,534)	(15,220)
Income tax expense	67	129	297	452

Net income (loss)	$(6,252)	$912	$(25,831)	$(15,672)

Net income (loss) per share:
Basic	$(0.15)	$0.02	$(0.64)	$(0.39)
Diluted	$(0.15)	$0.02	$(0.64)	$(0.39)
Shares used in computing net income (loss) per share:
Basic	40,433	40,690	40,636	39,891
Diluted	40,433	43,721	40,636	39,891

(1) Amounts include stock-based compensation costs as follows:
Cost of product	$425	$375	$1,628	$901
Cost of service	59	42	209	87
Product development	1,577	1,202	6,032	2,849
Sales and marketing	793	663	2,986	1,683
General and administrative	868	829	3,603	2,279

Total stock-based compensation expenses	$3,722	$3,111	$14,458	$7,799

ECHELON CORPORATION

RECONCILIATION OF NON-GAAP TO GAAP RESULTS

Excluding adjustments itemized below

(In thousands, except per share amounts)

(Unaudited)

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
GAAP net income (loss)	$(6,252)	$912	$(25,831)	$(15,672)
Stock-based compensation	3,722	3,111	14,458	7,799

Total non-GAAP adjustments to earnings from operations	3,722	3,111	14,458	7,799
Income tax effect of reconciling items	—	—	—	—

Non-GAAP net income (loss)	$(2,530)	$4,023	$(11,373)	$(7,873)

Non-GAAP net income (loss) per share:
Diluted	$(0.06)	$0.09	$(0.28)	$(0.20)
Shares used in computing net income (loss) per share:
Diluted	40,433	43,721	40,636	39,891

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2008	2007
Cash flows provided by (used in) operating activities:
Net loss	$(25,831)	$(15,672)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,406	7,441
Loss on disposal of fixed assets	10	10
Increase in (reduction of) allowance for doubtful accounts	(29)	88
Reduction of accrued investment income	721	436
Stock-based compensation	14,458	7,799
Change in operating assets and liabilities:
Accounts receivable	10,079	(19,621)
Inventories	(2,709)	(2,631)
Deferred cost of goods sold	4,177	12,404
Other current assets	(2,366)	93
Accounts payable	(2,382)	6,262
Accrued liabilities	375	925
Deferred revenues	(7,669)	(10,518)
Deferred rent	(26)	(75)

Net cash used in operating activities	(3,786)	(13,059)

Cash flows provided by (used in) investing activities:
Purchase of available-for-sale short-term investments	(91,239)	(65,545)
Proceeds from maturities and sales of available-for-sale short-term investments	72,033	120,796
Change in other long-term assets	(42)	31
Capital expenditures	(4,570)	(8,053)

Net cash provided by (used in) investing activities	(23,818)	47,229

Cash flows provided by (used in) financing activities:
Principal payments of lease financing obligations	(1,789)	(2,580)
Proceeds from exercise of stock options	2,117	11,216
Repurchase of common stock from employees for payment of taxes on vesting of performance shares and upon exercise of stock options	(1,574)	(4,520)
Repurchase of common stock under stock repurchase program	(8,871)	—

Net cash provided by (used in) financing activities	(10,117)	4,116

Effect of exchange rates on cash:	(672)	364

Net increase (decreased) in cash and cash equivalents	(38,393)	38,650
Cash and cash equivalents:
Beginning of period	76,062	37,412

End of period	$37,669	$76,062